                                                                      EXHIBIT 12


                      THE BUSINESSES OF TENNECO PACKAGING



              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                           SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                       --------------------------------------------   ---------------------
                                        PRO                                            PRO
                                       FORMA                                          FORMA
                                       1998    1998    1997    1996    1995   1994    1999    1999    1998
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
                                                              (DOLLARS IN MILLIONS)
Income (loss) from continuing
  operations.........................  $  69   $  82   $ 106   $  65   $(55)  $  18   $  47   $  52   $  69
Add:
  Interest...........................    160     133     124     102     91      48      80      68      67
  Portion of rentals representative
     of interest factor..............     12      12      12       8      2       1       8       8       5
  Preferred stock dividend
     requirements of majority-owned
     subsidiaries....................      1       1      --      --     --      --      --      --       1
  Income tax expense (benefit) and
     other taxes on income...........     58      67      75      67     (3)     19      20      24      37
  Amortization of interest
     capitalized.....................     --      --      --       1      1      --      --      --      --
  Undistributed (earnings) losses of
     affiliated companies in which
     less than a 50% voting interest
     is owned........................     --      --      --      --     --      --      --      --      --
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
          Earnings as defined........  $ 300   $ 295   $ 317   $ 243   $ 36   $  86   $ 155   $ 152   $ 179
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====
Interest.............................  $ 160   $ 133   $ 124   $ 102   $ 91   $  48   $  80   $  68   $  67
Interest capitalized.................      1       1       1       3      2       1      --      --      --
Portion of rentals representative of
  interest factor....................     12      12      12       8      2       1       8       8       5
Preferred stock dividend requirements
  of majority-owned subsidiaries on a
  pre-tax basis......................      2       2      --      --     --      --      --      --       1
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
          Fixed charges as defined...  $ 175   $ 148   $ 137   $ 113   $ 95   $  50   $  88   $  76   $  73
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====
Ratio of earnings to fixed charges...   1.71    1.99    2.31    2.15     NM    1.72    1.76    2.00    2.45
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====



     In 1995 earnings were inadequate to cover fixed charges by $59 million.